Exhibit 5.1

[Omnicom Letterhead]

May 29, 2009

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

Re:	Registration Statement on Form S-8 (File No. 333- ); 10,000,000 Shares of Common Stock, $0.15 par value per share issued pursuant to the Omnicom Group Inc. Amended and Restated Employee Stock Purchase Plan

Ladies and Gentlemen:

        I am acting as counsel to Omnicom Group Inc., a New York corporation (the “Company”), in connection with the proposed issuance of up to 10,000,000 shares of common stock, $0.15 par value per share (the “Shares”) pursuant to the Omnicom Group Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) as approved by the Company’s shareholders at the 2009 Annual Meeting of Shareholders held on May 19, 2009. The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2009, Registration No. 333-        (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

        As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the Business Corporation Law of the State of New York, including the applicable provisions of the Constitution of the State of New York and the reported judicial decisions interpreting such law. I express no opinion with respect to any other laws.

        Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Business Corporation Law of the State of New York.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Michael J. O’Brien
Michael J. O’Brien
General Counsel
Omnicom Group Inc.